Exhibit 10.12

RARE ELEMENT RESOURCES LTD.

2002 INCENTIVE SHARE OPTION PLAN

THIS DOCUMENT CONSTITUTES A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

OCTOBER 18, 2010

Additional information about this plan and its administrators should be directed to Winnie Wong, Corporate Secretary, Rare Element Resources Ltd., Suite 410 - 325 Howe St., Vancouver, British Columbia  V6C 1Z7, Canada.

TO ALL PARTICIPANTS IN OUR STOCK OPTION PLAN:

Rare Element Resources Ltd. (the “Company”) is pleased to provide you with a summary of our 2002 Incentive Share Option Plan, as amended (the “Plan”). The Plan was approved by the board of directors on December 11, 2002, by the TSX Venture Exchange on July 13, 2003, and by our shareholders at the annual general and special meeting of shareholders held on December 11, 2002.

The principal purpose of the Plan is to advance the interests of our company by (i) providing eligible participants with additional incentive, (ii) encouraging stock ownership by eligible participants, (iii) increasing the proprietary interest of eligible participants in the success of our company, (iv) encouraging eligible participants to remain with our company or its subsidiaries, and (v) attracting new employees and officers.

This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a complete copy of which is available from us upon request. In the event of conflict or ambiguity of terms among the Plan, this prospectus and any other communication or representation, the Plan will prevail.

The Plan is effective until terminated by our board of directors. The Plan is not subject to the United States Employee Retirement Income Security Act of 1974.

This Prospectus relates to common shares that may be issued pursuant to the exercise of options granted to eligible participants under the Plan.  We have registered the common shares issuable upon exercise of the options by filing a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

GENERAL PLAN INFORMATION

Eligibility

The Plan allows for the issuance of options to purchase common shares to any director, officer, employee or consultant of the Company or any of our associated, affiliated, controlled and subsidiary companies (an “eligible person”) ..  Except as may be otherwise set out in the Plan, the granting of options is entirely discretionary ..

A “consultant” means an individual (or a company wholly-owned by a individual) who: (i) provides ongoing consulting services to the Company or an affiliate of the Company under a written contract; (ii) possesses technical, business or management expertise of value to the Company or an affiliate of the Company; (iii) spends a significant amount of time and attention on the business and affairs of the Company or an affiliate of the Company; and (iv) has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

Administration of the Plan

The Plan is currently administered by our board of directors (the “Board”).  A committee consisting of not less than three directors may be appointed by the Board to administer the Plan. To date, no such committee has been appointed.

The Board has the power to:

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grant options;

•

determine the terms, limitations, restrictions and conditions respecting the options;

•

interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan that it shall deem advisable; and

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make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations are conclusive and binding upon the Company and all other persons.

The Plan, the grant and exercise of the options, and the issuance of any common shares upon exercise of the options issued under the Plan are subject to all applicable laws, the rules of any stock exchange on which the common shares are listed for trading, and any required regulatory approvals.

Amendment and Termination of the Plan

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required approval.  No amendment, suspension or termination may alter or impair any options or any rights pursuant to the options granted previously to any participant without the consent of that participant. With the consent of the affected participants and subject to the prior approval of the relevant stock exchanges, the Board may amend or modify any outstanding option in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended, including to change the date or dates as of which an option becomes exercisable. If the participant is an insider of the Company at the time of the proposed amendment, disinterested shareholder approval must be obtained for any reduction in the exercise price.

SECURITIES TO BE OFFERED

Amount of, and Limitations on, Securities to be Offered under the Plan

The maximum aggregate number of common shares issuable pursuant to the exercise of options granted under the Plan is 5,779,347. As of the date of this prospectus, we have registered 5,779,347 common shares for issuance under the Plan.

The maximum number of common shares which may be reserved for issuance to any one person in a 12 month period under the Plan is 5% of the common shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of common shares reserved for issuance to that person under any other option to purchase common shares from treasury granted as a compensation or incentive mechanism.

The number of options granted to any one consultant or to any persons employed to provide investor relations activities in a 12 month period may not exceed 2% of our issued common shares, calculated at the date the option was granted.

Any common shares subject to an option which is cancelled or terminated for any reason without having been exercised, shall again be available for grants under the Plan.

Adjustments to Shares under Option

If there is a change in our outstanding common shares as a result of a stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, or other corporate change, the Board will make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in (a) the number or kind of shares or other securities reserved for issuance pursuant to the Plan, and (b) the number and kind of shares subject to unexercised options previously granted and in the option price of those shares.

If the Company is reorganized, amalgamated with another corporation or consolidated, the Board will make such provisions for the protection of the rights of participants as the Board deems appropriate.

Option Grants

The Board has the authority to determine the limitations, restrictions and conditions governing each option granted under the Plan, and the exercise of an option, including:

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the duration of the option,

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the nature and duration of any restrictions to be imposed upon the exercise of the option or the sale or other disposition of common shares acquired upon exercise of the option, and

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the nature of any events and the duration of the period in which any participant’s rights in respect of common shares acquired upon exercise of an option may be forfeited.

An eligible person may receive options more than once under the Plan and may receive separate options on any one occasion.

Option Price

The Board will establish the option price at the time each option is granted, which may not be less than the “discounted market price” of the common shares on the TSX Venture Exchange on the trading day immediately preceding the date of the grant.

The “discounted market price” means the last closing price of our common shares before the issuance of the required news release disclosing the transaction(s) pursuant to which the shares are intended to be issued, less the discount set for the below, subject to a minimum price of Cdn.$0.10:

Closing Price	Discount
Up to Cdn.$0.50	25%
Cdn.$0.51 to Cdn.$2.00	20%
Above Cdn.$2.00	15%

The option price will be subject to adjustment, as described above under the heading “Adjustments”.

Option Exercise

Options granted must be exercised no later than five years after the date of grant or such lesser period as may be determined by the Board.

The exercise price of each common share purchased under an Option must be paid in full in cash or by bank draft or certified cheque at the time of exercise. Upon receipt of payment in full, the number of common shares in respect of which the option is exercised will be duly issued as fully paid and non-assessable.

Effect of Termination of Employment or Death

Unless otherwise determined by the Board, if a participant ceases to be an “eligible person” under the Plan (other than by reason of death), each option held by the participant will cease to be exercisable within 90 days after the date on which the participant ceases to be an eligible person (the “termination date”), except if the participant performs investor relation services, then the option will be exercisable within 30 days of ceasing to perform the investor relations services.  If any portion of an option is not vested by the termination date, that portion of the option may not be exercised by the participant.  These limitations apply regardless of whether the participant was dismissed with or without cause and regardless of whether the participant received compensation in respect of dismissal or is entitled to a period of notice of termination which would otherwise have permitted a greater portion of the option to vest with the participant.

Unless otherwise determined by the Board, if a participant dies, the legal representative of the participant may exercise the participant’s options within twelve months after the date of the participant’s death, but only to the extent the options were by their terms exercisable on the date of death.

Option Agreements

Each option must be confirmed by an option agreement executed by the Company and by the participant.

Vesting

Participants may exercise their options subject to the following schedule:

(a)

20% of the shares under option (or any portion) are eligible for exercise by the participant after 4 months from date of grant;

(b)

a further 20% of the shares under option (or any portion) are eligible for exercise by the participant after 8 months from date of grant together with any unexercised portion of the option referred to in subparagraph (a) above;

(c)

a further 20% of the shares under option (or any portion) are eligible for exercise by the participant after 12 months from date of grant together with any unexercised portion of the option referred to in subparagraphs (a) and (b) above;

(d)

a further 20% of the shares under option (or any portion) are eligible for exercise by the participant after 15 months from date of grant together with any unexercised portion of the option referred to in subparagraphs (a), (b) and (c) above; and

(e)

the balance of shares under option (or any portion) are eligible for exercise by the participant after 18 months from date of grant together with any unexercised portion of the option referred to in subparagraphs (a), (b), (c) and (d) above.

If an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 70% of our issued and outstanding shares, all options shall immediately become vested and may thereupon be exercised in whole or in part by the participant.

Transferability of Securities

Options are not assignable and transferable by the participant other than by will or the laws of descent and distribution, and are exercisable during the lifetime of a participant only by the participant and after death only by the participant’s legal representative.

All options and any common shares issued on the exercise of options will be legended with a four month hold period under Canadian law commencing on the date the options were granted, in addition to any other resale restriction under applicable securities laws.

RESTRICTIONS ON RESALE

United States Securities Laws

Each participant in the Plan who is a director, an officer, or a person who is in a position to control us by share ownership or otherwise is considered an “affiliate” (as defined under the U.S. Securities Act) of us, and may sell common shares acquired under the Plan in the United States only upon compliance with the provisions of the U.S. Securities Act, and the rules and regulations thereunder, including, for example, sales in compliance with Rule 144.  If we cease to be a “foreign private issuer,” as defined in Rule 405 of the U.S. Securities Act, each participant who is a director, an officer, or a beneficial owner of more than 10% of the common shares is also subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, which provides, among other things, that any profit realized by any participant from any purchase and sale, or sale and purchase, of any equity security of our company within any period of less than six months is recoverable by or on behalf us.

Canadian Securities Laws

Generally, the resale in Canada of common shares acquired under the Plan is governed by National Instrument 45-102 – Resale of Securities (“NI 45-102”).  Under NI 45-102, any resale of the common shares acquired under the Plan is generally exempt from the prospectus requirements provided our company has been a reporting issuer in Canada for the four months immediately preceding the trade, the trade is not a distribution from the holdings of a control person, no unusual effort is made to prepare the market or to create a demand for the common shares, no extraordinary commission or consideration is paid to a person or company in respect of a trade, and, if the selling shareholder is an insider or officer of our company, the selling shareholder has no reasonable grounds to believe that our company is in default of securities legislation.

Distributions by “control persons” are , among other requirements, subject to hold periods and requirements to file reports with the securities regulatory authorities.  Generally, a “control person” is a person holding a sufficient number of common shares to affect materially the control of us, or each person in a combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding which holds in total a sufficient number of the common shares to affect materially the control of us.  If a person or combination of persons holds more than 20% of our common shares, the person or combination of persons is deemed, in the absence of evidence to the contrary, to hold a sufficient number of common shares to affect materially the control of us.

Where applicable under provincial laws, the seller must also either sell the securities through a dealer registered to sell securities in the applicable province, or rely on an exemption from registration requirements.

A number of provisions contained in NI 45-102 are not applicable in certain jurisdictions of Canada.  Therefore, the particular resale restrictions and conditions or exceptions (if any) relating thereto, under applicable securities laws, in certain Canadian jurisdictions, may differ materially from those described above .

THIS DOCUMENT CONTAINS ONLY GENERAL INFORMATION REGARDING THE PLAN, AND DOES NOT CONSTITUTE ANY FORM OF LEGAL ADVICE.  WE SUGGEST THAT YOU CONSULT WITH YOUR OWN LEGAL ADVISOR TO ADDRESS ANY LEGAL ISSUES THAT MAY ARISE AS A RESULT OF YOUR PARTICIPATION IN THE PLAN AND YOUR PERSONAL CIRCUMSTANCES.

TAX EFFECTS OF PLAN PARTICIPATION

The following description is intended to provide basic information with respect to both the Canadian and U.S. federal income tax consequences of participation in the Plan.  The following is based on Canadian and U.S. tax laws and regulations in effect on the date of the Registration Statement filed with this prospectus, which are subject to change, possibly on a retroactive basis, and does not take into account proposed changes to the U.S. Internal Revenue Code and proposed changes to the Canadian Income Tax Act which are now under consideration.  The tax consequences of the Plan will not be the same for all participants but will vary depending on a number of factors, including the participant’s country, province or state of residence, country of citizenship (in the case of U.S. citizens), the country where the participant is employed, and whether the common shares constitute capital property of the participant.  The following summary is of a general nature only and is not intended to constitute a complete analysis of all income tax consequences, and should not be interpreted as legal or tax advice to any particular participant.  Participants may also be subject to foreign, provincial, state, and local taxes in connection with the grant or exercise of options or the receipt of stock under the Plan, and the sale or other disposition of any common shares.  WE SUGGEST THAT YOU CONSULT WITH YOUR INDIVIDUAL TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE TAX ASPECTS OF PARTICIPATION IN THE PLAN TO YOUR PERSONAL TAX CIRCUMSTANCES.

Canadian Federal Income Tax Consequences

The following is, as of the date of the Registration Statement filed with this prospectus, a summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (referred to throughout as the “Act”) applicable to the holding and disposing of one or more common shares acquired by an eligible person on the exercise of options granted to the eligible person pursuant to the Plan, and to the granting and exercising of the options.  The summary is based on the current provisions of the Act and the regulations thereunder in effect on the date of the Registration Statement filed with this prospectus and does not take into account any proposed amendments to the Act.  In particular, it does not take into account draft legislation tabled as Bill C-47 implementing certain measures announced in the March 4, 2010 Federal Budget affecting the taxation of employee stock options.  This summary does consider the current administrative policies of Canada Revenue Agency, and we assume that each administrative policy will continue to be applied and that no other relevant change to any applicable law will be made, although no assurance can be given in these respects.  This summary does not take into account any applicable provincial, territorial or foreign tax laws.  Comment is restricted to the case of an eligible person who is an individual and who holds his common shares as capital property and deals at arm’s length with the Company and each of our associated, affiliated, controlled and subsidiary companies.  We assume in this summary that such eligible person does not use or hold (and will not use or hold) and is not (and will not be) deemed to use or hold his common shares in, or in the course of carrying on, a business in Canada.  We further assume that the exercise price of any option granted is not less than the fair market value of the common shares at the time the option was granted and that at the time any options are exercised, the common shares will satisfy the requirements for “prescribed shares” as set out in section 6204 of the regulations under the Act.  Generally speaking, a “prescribed share” is an ordinary common share that does not have any fixed or special entitlements and cannot reasonably be expected to be redeemed, acquired or cancelled by the corporation or a specified person, except in certain limited circumstances specified in section 6204 of the regulations.

This summary assumes than an eligible person participating in the Plan will be either a resident of Canada (referred to throughout as a “Canadian Participant”) or a resident of the United States (referred to throughout as an “American Participant”) for purposes of both the Act and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”).  A Canadian Participant or an American Participant may be a director, officer or employee of the Company or any of our associated, affiliated, controlled and subsidiary companies (referred to throughout as a “Canadian Employee” or an “American Employee”, as the case may be) or a consultant (referred to throughout as a “Canadian Consultant” or an “American Consultant”, as the case may be).  This summary does not specifically address the Canadian federal income tax consequences of participation in the Plan by an American Consultant.  Accordingly, an American Consultant should consult his own personal tax advisor regarding the Canadian income tax implications of participating in the Plan.

Grant of option

Canadian and American Employees:  No Canadian federal income tax consequences should arise as a consequence of the grant of an option to a Canadian Employee or an American Employee in respect of, in the course of, or by virtue of their employment.

Canadian Consultant:  Where a Canadian Consultant receives an option under the Plan as payment for services, generally the fair market value of the option at the time of grant will be taxable as regular business income.

Expiry of option

Assuming that the adjusted cost base of an option is nil, the expiry of the option unexercised will not result in any income or loss or capital gain or loss to the holder.

Exercise of option and Acquisition of Shares

Canadian Employee:  A Canadian Employee who acquires common shares in a taxation year pursuant to the exercise of an option will be deemed to have received a benefit by virtue of his employment equal to the amount by which the value of the common shares at the time of acquisition exceeds the amount paid by him for the common shares (the “Benefit”).  The Benefit is included in the employment income of the Canadian Employee in the year the option is exercised.

The Canadian Employee will be entitled to a deduction in computing his taxable income for the year in which the Benefit is included in income, equal to one-half of the amount of the Benefit (the “Deduction”), provided that: (i) the exercise price of the option was not less than the fair market value of the common shares at the time the option was granted; (ii) there has not been any adjustment of the exercise price or the number of common shares to be issued on the exercise of options (to account for the payment of dividends or otherwise); (iii) the only securities acquired on the exercise of the options are common shares that are prescribed shares at the time they are acquired; and (iv) the Canadian Employee dealt at arm’s length with us and with each of our subsidiaries immediately after the grant of the options.

If the Canadian Employee receives common shares that, at the time of acquisition are listed on a designated stock exchange (which includes the Toronto Stock Exchange and the TSX Venture Exchange – Tiers 1 and 2) and, at the time of acquisition of the common shares all of the conditions for the

Deduction described above are met, the Canadian Employee may, in certain circumstances, be able to elect to defer the income inclusion of the Benefit until the year the common shares are disposed of (or the year of death or cessation of Canadian residence, if earlier).  The common shares to which the election applies cannot exceed a Cdn $100,000 annual vesting limit, calculated by reference to the fair market value of the underlying common shares at the time the options were granted to the Canadian Employee.  The deferral is only available if, immediately after the grant of the options, the Canadian Employee is not a “specified shareholder” and, at the time of acquisition of the common shares, the Canadian Employee is a resident of Canada.  Generally speaking, a “specified shareholder” means a person who owns directly or indirectly at least 10% of the shares of any class, together or in combination with certain other persons.  An election to defer the income inclusion must be made in the prescribed form and manner before January 16 of the year following the year of acquisition of the common shares.

A Canadian Employee who exercises options and acquires common shares and elects to defer the income inclusion until the year the common shares are disposed of, will have to pay tax on the Benefit at the time of disposition of the common shares.  The Benefit is calculated at the time of exercise and does not change regardless of whether the common shares increase or decrease in value during the period of deferral.  If the common shares increase in value during the deferral period, a capital gain equal to the increase in value from the date the shares are acquired will be realized on the disposition and will be subject to tax as discussed below under the heading “Disposition of Shares”.  If the common shares decrease in value during the period they are held, any capital loss realized at the time of disposition cannot be used to offset the Benefit included in income.

American Employee:  An American Employee who is granted options in respect of employment performed in Canada while a non-resident, will be taxable on the Benefit realized when the options are exercised and the common shares acquired.  Canada Revenue Agency considers that the employment services to which a Benefit relates are the services performed in the calendar year the options are granted, unless there is compelling evidence to suggest some other period is more appropriate.  The American Employee will be able to take a Deduction of one-half of the Benefit if all of the conditions for the Deduction described above under the heading “Canadian Employee” are met.

Pursuant to Article XV of the Canada-U.S. Tax Convention, the Benefit realized by an American Employee that is otherwise subject to Canadian income tax will be exempt from such tax if the total Canadian remuneration (including the amount of the Benefit) for the year the options are granted is Cdn $10,000 or less.

Cross-Border Employment:  Where an employee performs employment services in both Canada and in the United States in the year options are granted to the employee, the Canada Revenue Agency considers the appropriate allocation of the Benefit to be a question of fact.  The Fifth Protocol to the Canada-U.S. Tax Convention provides for an apportionment of the employment benefit between Canada and the United States in connection with the exercise of options granted while employed in one country but exercised or disposed of after moving to the other country to work for the same or related employer.  The diplomatic notes state that the Benefit is generally sourced on the basis of the number of days spent in each of the employee’s principal places of employment between the grant and the date of exercise or disposition.  The Canadian and U.S. competent authorities retain an overriding right to attribute income in a different manner if it is considered to be more appropriate.

Canadian Consultant:  Where a Canadian consultant exercises an option, such exercise is deemed not to be a disposition of property under the Act and the adjusted cost base of the option (presumably nil in this case) gets added to the adjusted cost base of the common shares acquired.

Dividends

Canadian Participant:  A Canadian Participant will be required, in computing his income, to include the amount of any taxable dividend received by him on his common shares, subject to the normal gross-up and dividend tax credit rules.  An enhanced gross-up and dividend credit is available for taxable dividends that are designated by us as eligible dividends.

American Participant:  Pursuant to the Canada-U.S. Tax Convention, an American Participant will generally be subject to Canadian non-resident withholding tax (referred to throughout as “Part XIII Tax”) equal to 15% of the gross amount of any dividend paid or credited or deemed to be paid or credited to him on his common shares, provided that the American Participant is the beneficial owner of the dividends.  We will be required to withhold the applicable amount of Part XIII Tax from each dividend so paid and remit the withheld amount directly to the Receiver General of Canada for the account of the American Participant.

Disposition of Shares

Canadian Participant:  A Canadian Participant who disposes of a common share, including by deemed disposition on death, will realize a capital gain (or capital loss) equal to the amount by which the actual or deemed proceeds of disposition less reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base of the common share.  For these purposes where the Canadian Participant is a Canadian Employee, the full amount of the Benefit in respect of the acquisition of the common share will be added to the adjusted cost base of the share.  One half of the capital gain (taxable capital gain) must be included in computing the income of the Canadian Participant and is taxed at normal rates.  The Canadian Participant may deduct one half of any capital loss (allowable capital loss) from taxable capital gains realized in the year of disposition.  Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted from taxable capital gains of any of the three preceding years or carried forward and deducted in any subsequent year, subject to detailed provisions of the Act.

American Participant: An American Participant who disposes of a common share, including by deemed disposition on death, will generally not be subject to Canadian tax on any capital gain (or be entitled to deduct any capital loss) realized on the disposition, unless the common share constitutes “taxable Canadian property” as defined for purposes of the Act.  Generally, common shares will not be taxable Canadian property of an American Participant at a particular time provided that such shares are listed on a designated stock exchange (which includes the Toronto Stock Exchange and the TSX Venture Exchange – Tiers 1 and 2) unless at any time during the 60 month period ending at the particular time (i) the American Participant, persons not dealing at arm’s length with the American Participant, or any combination of them, owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource properties, timber resource properties, and options in respect of, or interests in, any such properties .  If the common shares are taxable Canadian property to an American Participant and no exemption is available under the Canada-U.S. Tax Convention, the recognition of a capital gain on the disposition of such common shares would in general be determined in the manner and subject to the tax treatment described above under “Disposition of Shares – Canadian Participant”.  Pursuant to the Canada-U.S. Tax Convention, an exemption may be available from Canadian tax on the disposition of shares that are taxable Canadian property, provided that the common shares do not derive their value from real property in Canada or from rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources in Canada.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Participant (as defined below) arising from and relating to participation in the Plan.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Participant with respect to participation in the Plan.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Participant that may affect the U.S. federal income tax consequences of participation in the Plan, including specific tax consequences to a U.S. Participant under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Participant.  In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Participants relating to participation in the Plan.  Each U.S. Participant should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to participation in the Plan.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of participation in the Plan.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

NOTICE PURSUANT TO IRS CIRCULAR 230:  NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. PARTICIPANT, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS PROSPECTUS. EACH U.S. PARTICIPANT SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. PARTICIPANT’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published IRS rulings, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Participants

For purposes of this summary, a “U.S. Participant” is an employee, officer, consultant, independent contractor, or director of the Company (or of any parent or subsidiary of the Company) who participates in the Plan and who is either a citizen or resident of the U.S. or a resident alien of the U.S. for purposes of the Code and the Canada-U.S. Tax Convention.

Non-U.S. Participants

For purposes of this summary, a “non-U.S. Participant” is an employee, officer, consultant, independent contractor, or director of the Company (or of any subsidiary of the Company) who participates in the Plan but who is not a U.S. Participant.  This summary does not address the U.S. federal income tax consequences of participation in the Plan by a non-U.S. Participant.  Accordingly, a non-U.S. Participant should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application and operation of any income tax treaties) of participation in the Plan.

Certain Special Rules

The foreign earned income exclusion provisions and the foreign tax credit provisions of the Code may, under certain circumstances, reduce the U.S. federal income tax liability of a U.S. Participant with respect to participation in the Plan.  U.S. Participants should consult their own tax advisor regarding the foreign earned income exclusion provisions and the foreign tax credit provisions of the Code.

Tax Consequences With Respect to Options

Options granted under the Plan are not intended to qualify as “incentive stock options” under Section 422 of the Code.  Accordingly, options granted under the Plan should be treated as “non-qualified stock options”.  In general, non-qualified stock options meeting certain requirements, including that the option exercise price is not less than the fair market value of the underlying common share at the date of grant, are exempt from Code Section 409A.  If an option granted pursuant to the Plan is exempt from Code Section 409A the following tax consequences will apply to U.S. Participants:

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Grant.  U.S. Participants will not recognize any taxable income at the time an option is granted.

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Exercise.  Upon the exercise of an option, exercising U.S. Participants will recognize ordinary income in the amount by which the fair market value of the common share at the time of exercise exceeds the option exercise price.  If a U.S. Participant is an employee or former employee this income will be subject to income and payroll tax withholding.

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Tax Basis of the Acquired Common Shares.  If a U.S. Participant pays the exercise price in cash, the U.S. Participant’s original tax basis in the common shares received upon exercise will equal the sum of (1) the option exercise price plus (2) the amount such a U.S. Participant is required to recognize as income as a result of the exercise.  If the U.S. Participant pays the exercise price by tendering other common shares, the U.S. Participant will not recognize gain or loss on the tendered common shares, but the original tax basis for an equal number of common shares acquired upon exercise of the option will be the same as the adjusted tax basis for the tendered common shares.  The remaining acquired shares will have an original tax basis equal to (a) the sum of the amount of the exercise price paid in cash, if any, plus (b) any amount the U.S. Participant is required to recognize as income as a result of the option exercise.

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Holding Period.  The holding period for common shares acquired upon exercise of an option, for purposes of determining whether any capital gain or loss on a holder’s subsequent sale is long-term or short-term, shall begin at the time of the exercise of the option (or, in the case of an officer or director who does not make the Section 83(b) election described below, on the date up to six months later when ordinary income is recognized).

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Tax Consequences to U.S. Participants if Options are Issued with an Exercise Price at Less than Fair Market Value.  In order to be exempt from Code Section 409A, the exercise price of a non-qualified stock option must not be less than the fair market value (determined in accordance with applicable regulations) of a common share on the date of grant of the option.  If options granted pursuant to the Plan is issued with an exercise price that is less than fair market value (determined in accordance with applicable regulations) at the date of grant, this could result in adverse tax consequences to a U.S. Participant under Section 409A of the Code, including recognition of income at the time of vesting of the option whether or not the option is exercised, and a 20% penalty tax.

We have assumed that all options were issued with an exercise price not less than the fair market value of a common share on the date of grant (without application of any discount).Discounted stock options generally are subject to tax treatment that is different than described herein. You should consult your tax advisor if you have been issued options at a discounted exercise price.

U.S. Participants Subject to Section 16(b) of the Securities Exchange Act

If a U.S. Participant is an executive officer or director subject to Section 16(b) of the Securities Exchange Act of 1934, any common shares received upon exercise of an option may be treated as restricted property for purposes of Section 83 of the Code.  In that case, such U.S. Participant may be deemed to have acquired the common shares at a date up to six months after the date of exercise, and such U.S. Participant may be required to recognize (and be taxed on) ordinary income as of the later date, rather than as of the date of exercise.  However, Section 83(b) of the Code allows a U.S. Participant to elect to recognize ordinary income as of the date of exercise, without regard to Section 16(b) restrictions.  The U.S. Participant must make the election in the manner specified in Section 83(b) within 30 days after the common shares are paid out.  If (1) the common shares paid out are treated as restricted property for purposes of Section 83 of the Code because of the application of Section 16(b) of the Securities Exchange Act of 1934 and (2) the U.S. Participant does not make a Section 83(b) election within the required time period, the U.S. Participant will recognize and be taxed on ordinary income in the amount of the fair market value of the common shares at the later date, rather than recognizing, and being taxed on, ordinary income in the amount of the fair market value of the common shares on the exercise date.

Change in Control

Depending on the terms of your award agreement and the determinations of the Board, upon a change in control of the Company, restrictions on your award may lapse, or your award may mature on an accelerated schedule.  If this type of benefit, or other benefits and payments connected with your award that result from a change in control of the Company, are granted to certain individuals (such as our executive officers), the benefits and payments may be deemed to be “parachute payments” within the meaning of Section 280G of the Code.  Section 280G provides that if parachute payments to an individual equal or exceed three times the individual’s “base amount,” the excess of the parachute payments over one times the base amount will be subject to a 20% excise tax payable by the individual.  “Base amount” is the individual’s average annual compensation over the five tax years preceding the tax year in which the change in control occurs.  We urge you to consult your own tax advisor regarding your tax liability upon a change in control of the Company.

Passive Foreign Investment Company Rules

If the Company were to constitute “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Participant’s holding period, then certain different and potentially adverse rules will effect the U.S. federal income tax consequences to a U.S. Participant resulting from participation in the Plan and the ownership and disposition of common shares.  In addition, in any year in which the Company is classified as a PFIC, such participant would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.

PFIC Status of the Company

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally means all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if the Company is a PFIC, U.S. Participants will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on their proportionate share of (i) a distribution on the stock of a Subsidiary PFIC and (ii) a disposition or deemed disposition  of shares of a Subsidiary PFIC, both as if such U.S. Participants directly held the shares of such Subsidiary PFIC.

The Company believes that it was classified as a PFIC during the tax year ended June 30, 2010, and based on current business plans and financial expectations, the Company expects that it will be a PFIC for the current tax year.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this Prospectus.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC) concerning its PFIC status or that the Company (and each Subsidiary PFIC) was not, or will not be, a PFIC for any tax year.  Each U.S. Participant should consult its own tax advisor regarding the PFIC status of the Company and each Subsidiary PFIC.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Participant of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. Participant makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Participant that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Participant.”

A Non-Electing U.S. Participant will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on the common shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Participant’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Participant’s holding period for the respective common shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Participant that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Participant holds common shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Participant, regardless of whether the Company ceases to be a PFIC in one or more subsequent years.  A Non-Electing U.S. Participant may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on the last day of the last tax year for which the Company was a PFIC.

In addition, if the Company is a PFIC, gain recognized on the sale or other taxable disposition (other than by exercise) of the options by a U.S. Participant will be subject to the default rules of Section 1291 of the Code discussed above.

QEF Election

A U.S. Participant that makes a QEF Election for the first tax year in which its holding period of participant’s options or common shares begins, generally will not be subject to the rules of Section 1291 of the Code discussed above.  However, a U.S. Participant that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Participant’s pro rata share of (a) the net capital gain of the Company and each Subsidiary PFIC, which will be taxed as long-term capital gain to such U.S. Participant, and (b) the ordinary earnings of the Company and each Subsidiary PFIC, which will be taxed as ordinary income to such U.S. Participant.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Participant that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Participant by the Company.  However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Participants that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Participant that made a QEF Election has an income inclusion, such a U.S. Participant may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Participant is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Participant that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Participant because of such QEF Election and (b) will adjust such U.S. Participant’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Participant that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Participant’s holding period for the common shares in which the Company was a PFIC.  A U.S. Participant may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Participant files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Participant makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC.  Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Participant will be subject to the QEF rules described above during any such subsequent tax year in which the Company qualifies as a PFIC.

U.S. Participants should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Participants with the information that such U.S. Participants require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Participant wishes to make a QEF Election.  Each U.S. Participant should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

A U.S. Participant should be aware that, under applicable Treasury Regulations a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire the stock.  In addition, if a U.S. Participant holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held, which will likely preclude the ability of the U.S. Participant to make a timely QEF election after exercise of the options and receipt of the common shares.  The general effect of these special rules, if applicable, is that (a) excess distributions paid on common shares, and gains recognized on the sale or other taxable disposition of options and common shares, will be spread over a U.S. Participant’s entire holding period for such options and common shares (pursuant to the rules of Section 1291 of the Code discussed above) and (b) if a U.S. Participant makes a QEF Election after the exercise of the options and receipt of the common shares, that election generally will not be a timely QEF Election with respect to such common shares (and the rules of Section 1291 of the Code discussed above will continue to apply).

It appears, however, that a U.S. Participant receiving common shares of a PFIC (for example, by such U.S. Participant exercising her options) should be eligible to make an effective QEF Election as of the first day of the tax year of such U.S. Participant beginning after the receipt of such common shares if such U.S. Participant first makes a “deemed sale election” (pursuant to Sec. 1291(d)(2)) to recognize gain (which will be a taxable event under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on such date at fair market value.

Each U.S. Participant should consult its own tax advisor regarding the application of the PFIC rules to the options and the common shares.

Mark-to-Market Election

A U.S. Participant may make a Mark-to-Market Election only if the common shares are marketable stock.  The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.

A U.S. Participant that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares.  However, if a U.S. Participant does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Participant’s holding period for the common shares or such U.S. Participant has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Participant that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Participant’s tax basis in such common shares.  A U.S. Participant that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Participant’s adjusted tax basis in the common shares, over (ii) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Participant that makes a Mark-to-Market Election generally also will adjust such U.S. Participant’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of common shares, a U.S. Participant that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Participant should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Participant may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that such U.S. Participant is treated as owning because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Participant that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Participant may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Participant if the Company is a PFIC, regardless of whether such U.S. Participant makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Participant that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Participant may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Participant should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Participant should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

Subject to the PFIC rules discussed above, a U.S. Participant that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Participant at ordinary income tax rates.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Participant's tax basis in the common share and thereafter as gain from the sale or exchange of such common share.  (See “ Sale or Other Taxable Disposition of Common Shares” below).  However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Participant should therefore assume that any distribution by the Company with respect to the common shares will constitute ordinary dividend income.  Dividends received on common share generally will not be eligible for the “dividends received deduction”.  In addition, the Company does not anticipate that its distributions will be eligible for the preferential tax rates applicable to long-term capital gains.  The dividend rules are complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares, a U.S. Participant generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Participant's tax basis in such common shares sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Participant that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Participant that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Participant in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Participant who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Participant should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Sujbect to the PFIC rules discussed above, U.S. Participant who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Participant, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Participant’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Participant’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Participant during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Participant’s U.S. federal income tax liability that such U.S. Participant’s “foreign source” taxable income bears to such U.S. Participant’s worldwide taxable income.  In applying this limitation, a U.S. Participant’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Participant should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Participant.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Participant should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Participants that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U. S. Participants may be subject to these reporting requirements unless their options or common shares are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Participants should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2010), if a U.S. Participant (a) fails to furnish such U.S. Participant’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Participant has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Participant has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Participant that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability., if any, or will be refunded, if such U.S. Participant furnishes required information to the IRS in a timely manner.  Each U.S. Participant should consult its own tax advisor regarding the information reporting and backup withholding rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with United States Securities and Exchange Commission are hereby incorporated by reference in this prospectus and are available for inspection from us, without charge, upon written or oral request:

(a)

our registration statement on Form 20-F (File No. 000-53834) filed with the Securities and Exchange Commission on November 17, 2009, as amended on December 22, 2009 and January 14, 2010;

(b)

all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the amended Registration Statement incorporated by reference herein pursuant to (a) above;

(c)

the description of our common shares contained in our amended registration statement incorporated by reference herein pursuant to (a) above, including any amendment or report for the purpose of updating such description; and

(d)

future reports filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of Securities Exchange Act of 1934, as amended, are incorporated by reference into the Registration Statement on Form S-8 to which this prospectus relates and into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request by any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are not otherwise publicly available for inspection).  In addition, we will provide you, without charge and upon your oral or written request, with a copy of any report, proxy statement or other communication distributed to shareholders.  Requests for such copies and for any additional information on the Plan and its administrators should be directed Winnie Wong, Corporate Secretary, Rare Element Resources Ltd., Suite 410 - 325 Howe St., Vancouver, British Columbia  V6C 1Z7, Canada Ph:  (604) 687-3520.